EX-99.(p)(24)

PART I: CODE OF ETHICS

Bardin Hill Investment Partners LP

And Affiliated Managers

December 2020

ii) Monitoring of Calls	22
iii) Recent/Current Public Company Employees	22
H. Conferences	22

III. Personal Trading/Employee Investments	23

A. Transactions and Securities Covered	23
B. Disclosure of Personal Accounts	25
C. Third Party Discretionary Managed Accounts	26
D. Confirmations and Periodic Account Statements	27
E. Approval Requirement	27
F. Duplication of Client Transactions	28
G. Violations	28

IV. Record Retention Policy	29

Exhibit A – Approved Personal Trading Broker Accounts List	A

Exhibit B – Management Companies List	B

Exhibit C – Required Books and Records	C

Exhibit D – Private Information Disclosure	D

Exhibit E – Broker Notification Letter	E

I.	Statement of Ethics

A.	Principles of Ethical Behavior

Our reputation in the investment community with our clients and with those individuals and organizations with whom we have contact depends upon the trust and professionalism with which we conduct the affairs of Bardin Hill Investment Partners LP (“BHIP”) which, together with its affiliated management entities listed on Exhibit B (each, a “Management Company”), is referred to as “Bardin Hill.” Bardin Hill’s advisory clients are collectively referred to as the “Advisory Clients.”1 The Advisory Clients of Bardin Hill generally consist of (i) collective and single investor funds sponsored by Bardin Hill (“Bardin Hill Funds”), (ii) managed accounts and collective or single investor vehicles sponsored by third parties for which Bardin Hill acts as investment advisor (“Managed Accounts”), and (iii) collateralized loan or debt obligation vehicles (“CLOs”), in each instance including registered investment companies.

BHIP is a Registered Investment Adviser with the U.S. Securities and Exchange Commission (the “SEC”). Certain of BHIP’s direct and indirect subsidiaries, including, without limitation, Bardin Hill Loan Management LLC, Halcyon Loan Investment Management LLC (“HLIM”), Halcyon Loan Investors LP, Halcyon Loan Advisors LP (“HLA”) including its subsidiary CLO collateral managers, Halcyon Loan Advisors A LLC, Bardin Hill Arbitrage Management LP (“BHARB”), Bardin Hill Arbitrage UCITS Management LP, Bardin Hill Long Duration Recoveries Management LP, and Bardin Hill Loan Advisors (UK) LLP (“BHLAUK”) are relying advisors under BHIP’s SEC registration. Bardin Hill Arbitrage IC Management LP, a subsidiary of BHARB, is also a Registered Investment Adviser with the SEC. BHLAUK is authorized and regulated by the UK Financial Conduct Authority (the “FCA”).

The SEC, pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”)2 and the Investment Advisers Act of 1940 (the “Advisers Act”), requires all investment advisers registered with the SEC to adopt and implement written policies and procedures reasonably designed to prevent violations of the federal securities laws, and to review those policies and procedures annually for their adequacy and the effectiveness of their implementation. These rules are designed to protect investors by ensuring that advisers have internal programs designed to enhance compliance with the federal securities laws.

[1]	On October 9, 2018, Halcyon Capital Management LP changed its name to Bardin Hill Investment Partners LP. The Firm has updated entity names as appropriate, and certain legacy names remain.
[2]

One or more of the Management Companies may serve as investment adviser or sub-adviser to an investment company registered under the 1940 Act. In that event, any such Management Company would be subject to the 1940 Act, including Rule 17j-1 thereunder, with respect to such Registered Investment Company.

Any actions that would serve to erode feelings of trust and confidence are detrimental both to our reputation and to our ability to conduct our business in an orderly and profitable manner. The Code of Ethics applies to every Bardin Hill partner, member, employee, and full-time consultant (collectively, “Employees”). You should note, moreover, that to the extent the provisions of this Code of Ethics are more restrictive than other policies, this Code of Ethics applies. In the event of any conflict between the terms of this Code of Ethics, on the one hand, and the terms of any written employment agreement or operating agreement entered into by and between the Employee and any Management Company, on the other hand, the terms of such employment agreement or operating agreement will control. Notwithstanding any such differences however, in all instances Employees must comply with relevant law.

Employees who allow their actions to be guided by a narrow interpretation of the law, rather than by the law, the spirit of the law and sensitivity to best business and personal practices, run the risk of harming themselves as well as Bardin Hill. In an effort to guide you in your actions, Bardin Hill has adopted the Code of Ethics and Compliance Policies and Procedures that address many of the conflicts of interest that may arise in our business (collectively with the Employee Handbooks, the “Compliance Manual”). The Compliance Manual will be updated and amended as necessary by the Chief Compliance Officer and material edits will be approved by the BHIP Executive Committee.

The legal and compliance personnel of Bardin Hill (the “Legal and Compliance Department”) test and monitor Employees’ adherence to these policies on a regular basis, as appropriate in light of relevant facts and circumstances. However, no one set of policies and procedures will ever completely address every potential situation that may arise; accordingly, each Employee must apply high personal standards of integrity to all actions relevant to our business. Failure to apply such standards and to exercise good judgment, as well as other actions that constitute violations of the Code of Ethics, may result in the imposition of sanctions, including suspension or dismissal.

B.	The Fiduciary Duty

As an investment adviser, Bardin Hill owes a fiduciary duty to its Advisory Clients. The SEC interprets this fiduciary duty to require an investment adviser to (i) “provide investment advice in the best interest of its client, based on the client’s objectives,” and (ii) “eliminate or make full and fair disclosure of all conflicts of interest which might incline an investment adviser — consciously or unconsciously — to render advice which is not disinterested such that a client can provide informed consent to the conflict.”3

[3]	Commission Interpretation Regarding the Standard of Conduct for Investment Advisers, Investment Advisers Act Release No. 5248, at 8 (June 5, 2019).
[4]

“Access Persons” means Employees, as well as any other persons so designated by the Chief Compliance Officer, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients, or (iii) have access to nonpublic recommendations or portfolio holdings.

Accordingly, this Code of Ethics is based on the principle that you, as an Employee of Bardin Hill, owe a fiduciary duty to Bardin Hill and its Advisory Clients. This Code of Ethics also applies to any “Access Persons.”4 Accordingly, Employees and Access Persons must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of the Advisory Clients, whose interests always are considered first and Bardin Hill’s, second. At all times, you must abide by the following Rules of Conduct, any breach of which will be deemed to be material:

1. Place the interests of the Advisory Clients and their investors above your own personal interests. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients.

2. Refrain from taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, excessive gifts, or entertainment from persons seeking business with Bardin Hill or the Advisory Clients could call into question the exercise of your independent judgment. You may not use the knowledge of Advisory Clients’ portfolio transactions to profit by the market effect of those transactions.

3. Conduct all personal account transactions in full compliance with this Code of Ethics, including all preauthorization and reporting requirements.

4. Comply with all relevant U.S. federal, state, and foreign laws and regulations, including, among others, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act and the Financial Services Act 2012 (UK), as applicable.

5. Comply with any reasonable good faith request or instruction of the Chief Compliance Officer concerning the furtherance of Bardin Hill’s enforcement of the Compliance Manual, and compliance with applicable laws and regulations. This includes the provision of all information and assistance requested of you by Bardin Hill in such regard.

6. Immediately report any breaches or potential breaches of the Compliance Manual to the Chief Compliance Officer and do not engage in any conduct to cover up or impede any investigation that may occur.

While Bardin Hill has not prohibited Employees and their families from developing personal investment programs, you must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, you must follow the policies set forth in Section III “Personal Trading/Employee Investments” with respect to trading in any Employee or other account covered by these policies. Questionable situations will be resolved in favor of our Advisory Clients. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer. Technical compliance with the Code of Ethics’ procedures will not automatically insulate from scrutiny any actions that indicate an abuse or lapse of your fiduciary duties.

C.	Other Duties

1.	Confidentiality

All information relating to actual or potential investment intentions, activities, purchases/sales or portfolio composition of Bardin Hill or Advisory Clients is to be held in the strictest confidence. This confidentiality standard includes, in part, the strategic plans of Bardin Hill and any other nonpublic information the dissemination of which could prove detrimental to Bardin Hill. Additionally, Bardin Hill is committed to protecting the privacy and interests of limited partners, clients and investors pursuant to its obligations under the SEC’s Regulation S-P. Your obligation to hold confidential information, including information pertaining to Bardin Hill’s limited partners, clients and investors, in confidence and to refrain from disparaging Bardin Hill and the Advisory Clients will survive beyond your employment with Bardin Hill.5

It may be desirable to disclose confidential information such as the size of equity or debt positions to proxy solicitors, the issuing company, other investors, or investment bankers or other professionals involved in a transaction or other relevant persons or entities. Information on positions may not be provided to such entities without the approval of a Partner or the Chief Compliance Officer. Disclosure of any other confidential information will require the approval of the Chief Compliance Officer, Chief Financial Officer or Global Head of Business Development and Investor Relations. In addition, disclosure of information related to Advisory Clients that are registered as investment companies under the 1940 Act (each a “Registered Investment Company”) is subject to applicable Registered Investment Company policies, including without limitation, any Registered Investment Company Chief Compliance Officer approval or other requirements related to selective disclosure of portfolio information.

2.	Reporting Possible Violations of the Code of Ethics

Any Employee who has any concern or complaint regarding any compliance matter, possible or actual breach of the Compliance Manual, accounting or auditing matter, recording of information, record retention, conflict of interest, business ethics or any other matter concerning the honesty and integrity of Bardin Hill’s operations or policies, must report the matter to the Chief Compliance Officer as soon as possible. Submission of such information may be made in person, in writing, by phone, or reported via an ethics hotline (the “Ethics Hotline”), a specially designated telephone number that has been established for these reporting purposes.6 The concern or complaint may be made anonymously, and all reasonable efforts will be made to keep the information confidential.

All concerns and complaints will be addressed and investigated. Bardin Hill may take appropriate actions, including disciplinary action, including, where appropriate, dismissal. Any participant who intentionally misdirects, or otherwise improperly interferes with any such internal investigation, whether by providing false or misleading information or omitting facts, will also be subject to disciplinary action, up to and including discharge from employment.

[5]

Employees should be mindful of the fact that this confidentiality obligation extends not only to oral communications but also to written communications in any format, including, without limitation, communications via email, instant messages, SMS text, phone calls, faxes, as well as communications submitted, sent, posted or otherwise shared through social and professional media sites (i.e., chat rooms, online seminars, blogs, video sites, Facebook, Twitter, LinkedIn, Instagram, and the like).

[6]	The Ethics Hotline number is (212) 796-3109.

Retaliation against any individual as a result of bringing forward such questions, concerns or complaints is strictly prohibited. Similarly, retaliation is prohibited against any individual who provides accurate information to any law enforcement or regulatory agency about the possible commission of any federal offense. Anyone who believes that he or she has been retaliated against or threatened with retaliation for these reasons should report the matter immediately to the Chief Compliance Officer, the General Counsel or the Deputy Chief Compliance Officer.

It is important to note that Bardin Hill holds and retains attorney-client privilege with respect to all compliance concerns and legal matters concerning Bardin Hill and Advisory Clients. Accordingly, the Chief Compliance Officer, General Counsel and Deputy Chief Compliance Officer and any outside counsel represent Bardin Hill and/or Advisory Clients and not any Employee; for individual advice, an Employee should consult his or her own attorney at his or her own expense. Communications between an Employee and any attorney for Bardin Hill or Advisory Clients, including the Chief Compliance Officer, General Counsel, Deputy Chief Compliance Officer or outside counsel, might not be kept confidential and may be reported to, among others, the relevant regulatory or law enforcement authorities.

3.	Reporting and Organizational Structure

The Chief Financial Officer exercises authority and responsibility for financial reporting, as well as margin and related matters for Bardin Hill. The Chief Compliance Officer is responsible for legal and compliance matters relating to Bardin Hill. For purposes of compliance, including the enforcement of this Code of Ethics and the Compliance Policies and Procedures, the Chief Compliance Officer reports directly to the BHIP Operating Committee. Any action to be taken pursuant to the Compliance Manual by the Chief Financial Officer, the Chief Compliance Officer and selected committees may be delegated by such officer or committee to one or more designees. A schedule of such designees is maintained by the Legal and Compliance Department.

4.	The Compliance Program

After the start date of a new Employee, a compliance meeting will be held to reinforce his or her understanding of the Compliance Manual. Attendance is mandatory for any new Employee and optional for incumbent Employees, except as provided below. Employees are encouraged to raise compliance concerns or questions about specific policies or procedures. The Chief Compliance Officer will be responsible for organizing such meetings and conducting compliance training. A record of such training will be retained by the Chief Compliance Officer.

All Employees must attend a mandatory annual compliance meeting, the purpose of which is to (i) communicate and reinforce legal and regulatory developments related to Bardin Hill’s activities, (ii) emphasize related compliance and enforcement procedures, and (iii) provide a forum for such Employees to ask questions and to receive authoritative guidance.

Although the compliance meeting is held annually, additional training sessions are scheduled as warranted by emerging regulatory and compliance issues, or as needed to consider other relevant issues. Compliance meetings may occur in conjunction with the discussion of other matters; attendance for Employees will be mandatory or encouraged as issues dictate.

5.	Certifications

At the time an Employee becomes affiliated with Bardin Hill, he or she is required to execute an Initial Certification of Compliance confirming having received and read the Compliance Manual and agreeing to abide fully by the policies and procedures prescribed therein.

All Employees are required to execute an Annual Certification of Compliance as evidence of their continued obligations under the Compliance Manual.

6.	Annual Review

SEC Rule 206(4)-7 under the Advisers Act requires registered advisers to review, no less frequently than annually, the adequacy of the written policies and procedures and the effectiveness of their implementation. The SEC has stated that advisers, in designing policies and procedures, should identify conflicts and other compliance factors creating risk exposure in light of their particular operations and design policies and procedures addressing those risks. In examining Bardin Hill’s policies, the Chief Compliance Officer will take such relevant factors into account and will prepare a written report detailing the findings (the “Annual Review”). The Annual Review will be presented annually to the BHIP Executive Committee and the independent directors of the offshore Bardin Hill Funds sponsored by Bardin Hill.

Any Management Company that serves as investment adviser or sub-adviser to a Registered Investment Company is subject to Rule 17j-1 under the 1940 Act, which requires that no less frequently than annually, such Management Company will provide to the board of directors of such Registered Investment Company a written report that: (i) describes any issues arising under the Code of Ethics since the last report to the board, including, but not limited to, information about material violations of the Code of Ethics and any sanctions imposed in response to the material violation; and (ii) certifies that the Management Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics. As applicable, the Chief Compliance Officer will work with a Registered Investment Company to provide this written report as necessary.

7.	Compliance Responsibilities: Related Individuals

Employees are personally responsible for ensuring that they, the members of their immediate families and those who reside in their personal households (See “Related Persons” in Section III: “Personal Trading/Employee Investments”) comply with the provisions and intent of this Code of Ethics.

8.	Regulatory and Other Legal Inquiries

Because Bardin Hill operates in a highly regulated industry, we may receive inquiries from a variety of federal agencies such as the SEC, the U.S. Department of Treasury, the U.S. Department of Labor, and the U.S. Commodity Futures Trading Commission (the “CFTC”), as well as from state agencies, including state securities bureaus and other local authorities.

If you are contacted by a government official or other industry regulator (such as a representative from the Financial Industry Regulatory Authority (“FINRA”)), whether by telephone, letter or office visit, you may not engage in discussions with the contacting party, or take any other action in response to such contact, other than (i) advising the contacting party that all Employees are under instructions to refer all such inquiries to the Chief Compliance Officer and (ii) promptly notifying the Chief Compliance Officer. (This does not apply to lawful communications, other than on behalf of Bardin Hill, with any governmental or regulatory body or official regarding a possible violation of any U.S. fair employment practices law). Similarly, you are required to promptly bring personal bankruptcies involving yourself or any potential litigation involving Bardin Hill to the attention of the Chief Compliance Officer.

Bardin Hill expects and requires all Employees to fulfill their personal obligations to governmental and regulatory bodies. Such obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by governmental bodies.

9.	Reporting and Non-Retaliation Policy

Nothing in this Compliance Manual or in any other Bardin Hill document prohibits an Employee from reporting possible violations of federal law or regulation to a governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need the prior authorization of the Chief Compliance Officer to make any such reports or disclosure and are not required to notify Bardin Hill that they have made such reports or disclosure. Bardin Hill will not require an Employee to waive any potential financial payments from a whistleblower award. Please note, as previously set forth in this Code of Ethics, that Employees are required to inform the Chief Compliance Officer of any violations of the Compliance Manual.

Bardin Hill will not retaliate against an Employee who reports a violation of any of the policies or requirements in this Compliance Manual, including the Code of Ethics, and any retaliation constitutes a further violation of our policies. In addition, Bardin Hill will not retaliate against any Employee who reports possible violations of federal law or regulation to any governmental agency or entity or who makes other disclosures that are protected under the whistleblower provisions of federal law or regulation. Any Employee who retaliates against another Employee for reporting legitimate concerns or participating in an investigation under this Policy will be subject to disciplinary action, up to and including termination of employment.

II.	Protection of Material Nonpublic Information

A.	Introduction

Bardin Hill seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our Advisory Clients represent something we value and that we will endeavor to pursue, protect and maintain. To further that mission, this Policy sets forth procedures developed to prevent the misuse of material nonpublic information (“MNPI”) and other fraudulent or manipulative conduct in connection with transactions in securities. These procedures are designed to avoid a conflict of interest with our Advisory Clients and to facilitate compliance with other laws and regulations to which Bardin Hill is subject. By adopting this Policy, Bardin Hill seeks to comply with the stringent requirements of relevant securities laws. The Policy statement reinforces Bardin Hill’s commitment to avoiding even the appearance of impropriety in connection with transactions on behalf of Advisory Client accounts.

B.	Scope of Policy

No set of procedures is able to anticipate and address every situation that might give rise to a conflict of interest or constitute fraud. Therefore, this Policy statement is drafted broadly; it will be applied and interpreted in a similar manner. Technical compliance with the procedures set forth in this Policy statement is not sufficient. You also must comply with the spirit of the Policy statement or face disciplinary actions, including possible dismissal. The Policy applies to all Employees of Bardin Hill, and when determined by the Chief Compliance Officer, to certain Access Persons. The terms of the Policy, as they relate to insider trading, also apply to the immediate families and those who reside in the personal households of such Employees (See Section III: “Personal Trading/Employee Investments” for a list of accounts construed as “Personal Accounts”).

The laws of insider trading, conflict of interests and fraud are unsettled; an individual may be legitimately uncertain about the application of these procedures. Often, a simple question may forestall disciplinary action or complex legal problems. Any questions must be directed to the Chief Compliance Officer, General Counsel or Deputy Chief Compliance Officer. Violations of this Policy will be viewed severely and may provide grounds for disciplinary sanctions, including dismissal for cause.

C.	Insider Trading Ban

1.	Legal Considerations Related to Material Nonpublic Information

Insider trading is a serious concern for Bardin Hill. The trading of securities of companies while in possession of MNPI relating to those companies may subject Bardin Hill and their Employees to severe penalties under relevant law. Liability can also extend to an individual who “tips” another person about such information when that person, in turn, conducts securities transactions or tips another.

There are many potential sanctions for a person convicted of insider trading. In addition to requiring disgorgement of profits gained or losses avoided, the government typically seeks the imposition of a penalty. Additionally, the government also typically seeks a criminal fine, the payment of restitution and /or imprisonment.

Relevant securities laws also create a strong incentive for Bardin Hill to deter insider trading by Employees. Employers and all other “controlling persons,”7 may be held liable if they know of or recklessly disregard conduct by a controlled person leading to an insider trading violation. Such employers may face treble damages and criminal fines; employers may also be liable to private plaintiffs who possess enhanced civil remedies.

Personnel who trade in violation of the Code of Ethics should not expect Bardin Hill to protect their interests.

2.	Prohibition

Bardin Hill prohibits Employees from trading securities and other financial instruments while in possession of relevant MNPI in violation of applicable law. This section outlines the standards by which information will be assessed in implementing the Policy.

3.	Application of Prohibition

In general, the prohibition applies to trading securities or other financial instruments, including commodity interests and derivatives, while in possession of MNPI or the solicitation or dissemination thereof. Insider information may be received as a result of a breach from a corporate insider or agent thereof, through misappropriation of information or through fraud. Further insider information may be received through a tip from one who has obtained the information through any of these means. A tip may be transferred from person to person to person and so on, and trading upon that information may still be forbidden regardless of how long the chain becomes. Accordingly, this Policy applies equally with respect to all MNPI whether obtained from corporate insiders (i.e., chief financial officers or investor relations personnel), corporate agents (i.e., investment bankers or attorneys), financial services professionals (i.e., investment analysts or brokers), experts (i.e., consultants or lawyers), professional acquaintances (i.e., hedge fund analysts or private equity sponsors), personal acquaintances (i.e., family and friends) or any other source (i.e., third parties connected to litigation finance investments).

The prohibition may, in certain instances, not apply to transactions involving financial instruments other than securities (i.e., certain contractual claims and other instruments as set forth below in Section II.F: “Reporting Requirement – Restricted List”), though the determination as to whether such an exception may apply is complex. The prohibition may further not apply to MNPI that is lawfully obtained (i.e., through independent or lawful research) and where transacting on the basis thereof is otherwise lawful, depending on the jurisdiction and other factors. Contemplated transactions pursuant to any such exceptions to the general rule must be considered by the Chief Compliance Officer, the General Counsel, or Deputy Chief Compliance Officer on a case-by-case basis prior to effecting the transaction.

[7]	While the SEC does not define “controlling person” explicitly, it defines “control” as the power to direct the management and policies of a company.

4.	Information Presumed to Be “Material”

In general, information will be considered material if a reasonable investor would consider it important in deciding whether to purchase, sell or hold the securities of the company in question. Stated another way, information is considered material if it would alter the “total mix” of information available to the public. The materiality of information is a mixed question of law and fact. A major factor in determining whether information is material is the importance attached to it by those who know about it. Examples of material information may include projections, dividend information, earnings results, a significant merger or acquisition proposal, new product development and information related to a company’s position regarding its competitors.

5.	Information Presumed to Be “Nonpublic”

Nonpublic information refers to facts that are not generally available to investors in the marketplace. Nonpublic information may become public when disclosed to achieve a broad dissemination to the investing public generally and without favoring any special person or group, or when, although known only by a few persons, their trading on it has caused the information to be fully reflected into the price of the particular stock. In general, unless properly filed with the applicable regulatory authority, such as via S-1, 8K, etc. or disseminated broadly or widely known (in which case Bardin Hill would have access to such information in the ordinary course of business through existing channels), public information does not include:

•	Information received upon explicit condition of confidentiality;

•	Projected business plans or budgets;

•	Officer’s compliance certificate verifying financial covenant calculations;

•	Borrower no-default certificate;

•	Agent’s determination of borrowing base;

•	Auditor’s, consultant’s or adviser’s letters, or analysis or reports prepared for the lenders, the company’s board or its management; or

•	Information obtained as part of a lending syndicate or by virtue of a position on a creditor’s committee.

However, the analysis of whether information is nonpublic is a fact-specific inquiry in each instance. Inquiries concerning the public or nonpublic nature of any information should be directed to the Chief Compliance Officer prior to effectuating the transaction.

6.	Merger Situations

Situations involving public mergers, tender offers or activist situations often involve enhanced scrutiny by regulatory authorities. First, in the context of a merger, where information can be speculative and tenuous, the materiality standard may be difficult to apply and depends upon a balancing of both the indicated probability that the event will occur and the anticipated importance of the event in light of the totality of the company activity. Second, information may be nonpublic even though it does not reveal all the details of a potential deal – a corporate insider’s confirmation of information on which the financial press had speculated can satisfy the nonpublic requirement. Moreover, the “duty” prong of insider trading is not required for liability in certain of such situations. As a result, particular care should be taken where such a situation may exist. Inquiries concerning trading in merger situations should be directed to the Chief Compliance Officer prior to effecting the transaction.

7.	One-on-One and Small Group Meetings with Public Companies

Small group meetings and one-on-one contacts with public companies (collectively, “One- on-One Meetings”) represent an important part of the research that Bardin Hill conducts. The Firm defines a One-on-One Meeting as a meeting with a public company insider (e.g., CEO, CFO, Director, Trustee, etc.) where fewer than 50 investors are present. Challenging legal issues may arise, however, if an Employee becomes aware of MNPI during the course of these contacts, and the awareness could occur inadvertently. For example, exposure to MNPI could happen if a company’s Chief Financial Officer discloses prematurely quarterly results to an analyst, or a Chief Executive Officer makes a disclosure of adverse news to a select number of investors. While Regulation FD (“Fair Disclosure”), which prohibits public companies from making these kinds of selective disclosures, has raised sensitivity to the issue, Employees must be vigilant about the potential for receipt of MNPI from corporate insiders.8 This policy applies to public companies based in both U.S. and non-U.S. jurisdictions.

Clear record-keeping regarding One-on-One Meetings is essential to the prevention and detection of potential insider trading. All meetings, including phone conversations, in person meetings, and video conferences with public company management, directors, officers, or other insiders (other than Investor Relations) are required to be reported on a weekly basis using the “Public Company Meetings Outlook Calendar” accessible to Employees. Employees are not required to report meetings with Investor Relations personnel if no other company insiders are present at the meeting. The calendar entry should identify the date of the meeting, the name of the public company, as well as the public company insiders (both their names and titles) with whom the Employee met. This Policy applies to public companies as well as private companies that have issued publicly traded bonds.

Employees should participate generally only in One-on-One Meetings with an Issuer’s senior management (i.e., “C-level officials”) or Investor Relations personnel who typically are trained in the regarding lawful communications with investors. All One-on-One Meetings with anyone other than senior management (other than Investor Relations) must be pre-cleared by a member of the Legal and Compliance Department.

[8]	Bear in mind that Regulation FD does not extend to non-US environments or to foreign private issuers under the U.S. securities laws.

As part of Bardin Hill’s investment strategy, certain Employees serve on the boards of public companies (“Board Members”), and those Board Members are expected to have frequent informal contacts with management, directors, officers, or other insiders of the companies on whose boards they serve. Board Members are not required to report or seek pre-clearance for One-on-One meetings that they have with personnel of the companies on whose boards they serve (including officers, directors and employees). Bardin Hill’s Board Memberships and Creditors’ Committees Policy discusses the risks of obtaining MNPI from Employees serving as Board Members and contains procedures designed to address those risks.

To protect yourself, your fellow Employees, the Advisory Clients, and Bardin Hill, you are required to follow our policies on MNPI when meeting with management of public companies or other insiders, including notifying the Chief Compliance Officer promptly if you believe that you may have received MNPI through contact with a public company as set forth below in Section II.F.2: “Process for Placing Issuers on our Public Restricted List or our Private Issuer Database” (for the Private Information Disclosure form, see Exhibit D hereto).

8.	Board Memberships and Creditors’ Committees

On occasion, the Firm or accounts managed thereby may consider joining an official creditors’ committee of an investment-related company during a potential bankruptcy, restructuring, or other similar situation. From time to time, the Firm also may have an Employee serving as a Board Member. These scenarios may expose the Firm to MNPI and cause issuers to be added to the Firm’s Restricted List. Investment professionals should notify the Chief Compliance Officer whenever there is a possibility that the Firm or accounts managed thereby may join a creditors’ committee or a company’s board of directors so that additional due diligence and documentation may be undertaken, as necessary.

Employees of Bardin Hill or Advisory Clients are not permitted to join an official committee or governing board of an investment related company or partnership without the prior approval of the Chief Compliance Officer and a portfolio manager of the Management Company or Management Companies which manage(s) the relevant investment. Any fees earned by an Employee of the Management Company or Management Companies from an investment related company will be rebated to the relevant Advisory Clients while such investment is owned by a Management Company(s). A heightened level of scrutiny with regard to trading restrictions may apply with respect to investments where an Employee serves on an official committee or governing board.

Bardin Hill will only transact in securities of companies where Employees serve on the Board (“Board Companies”) with the prior approval of the Chief Compliance Officer. Generally, the Chief Compliance Officer, shall only approve a transaction in the securities of a Board Company if: (a) the Board Company has confirmed that the trade window for directors is open during the relevant trading period; (b) The proposed transaction is in compliance with the Board

Company’s policy on insider trading; and (c) the Chief Compliance Officer has had an opportunity to discuss with the Board Employee, and any other applicable Employee, non-public information they have received and confirmed that no such information would prohibit the Funds from transacting in securities of the Board Company. Bardin Hill has adopted a “Pre-Trade Checklist” to facilitate these discussions, which is maintained by the Chief Compliance Officer.

9.	Foreign Jurisdictions

The laws and regulatory scheme in foreign jurisdictions may be less or more restrictive than in the U.S. Accordingly, particular care is required in connection with the use of information obtained as part of trades to be effected in foreign jurisdictions. Inquiries concerning applicable trading restrictions in foreign jurisdictions should be directed to the Chief Compliance Officer prior to effectuating the transaction.

D.	Preserving Proprietary and Material Nonpublic Information

1.	Restrictions on Disclosures

Employees are not permitted to disclose any nonpublic information relating to Bardin Hill or Advisory Clients, their investing activities or any public company, if that information was learned in the course of association with Bardin Hill or Advisory Clients (except as required or appropriately approved for a legitimate business purpose).

2.	Unauthorized Disclosure of Nonpublic Information

Employees who become aware of a leak—deliberate or otherwise—of nonpublic information relating to Bardin Hill or Advisory Clients or any company about which Bardin Hill or its Employees have acquired such nonpublic information must report the leak immediately to the Chief Compliance Officer. For purposes of this section, a “leak” will be defined to include any unauthorized disclosure to any person or entity outside Bardin Hill of nonpublic information about Bardin Hill, Advisory Clients or any company about which Bardin Hill or their Employees have acquired information.

E.	Prevention of Market Manipulation

Federal securities laws expressly prohibit engaging in fraudulent trading schemes designed to manipulate the price or trading activity of a particular security by, for example, creating a false or misleading appearance of active trading in a security, or for the purpose of artificially raising or lowering the price of a security, or knowingly passing on false information. These laws also cover the use of swaps, derivatives and other similar instruments for an improper purpose. All Employees are prohibited from engaging in any trading activities that could be viewed as fraudulent or manipulative.

There is a wide range of conduct that could constitute market manipulation in the securities markets. As such, it is vital that all Employees recognize potentially manipulative activities. All securities that are traded are potentially subject to manipulation. Small capitalization companies, companies threatened with being delisted from a stock exchange, and any other markets that, either by structure or circumstance, are trading thinly, are particularly susceptible to market manipulation. Employees are required to be familiar with the concepts of market manipulation so that they are able to recognize problematic activities and seek out advice from the Chief Compliance Officer where appropriate.

The SEC has charged individuals and firms with market manipulation in many different circumstances, and has a wide array of potential remedies to redress alleged market manipulation violations, including: injunctions, cease and desist orders, civil penalties, disgorgement, and orders barring individuals from the securities industry. The SEC also has the ability to refer matters to the Department of Justice for potential criminal prosecution. Self- regulatory organizations may also initiate actions, either independently or in connection with the SEC. Finally, any investor in the market who was affected by market manipulation may pursue a private claim.

Many non-US regulators have similar powers, which may apply irrespective of any local registration. For all these reasons, the prevention of manipulation is an enterprise-wide concern for Bardin Hill.

1.	Prohibition on Manipulative Transactions

The term “manipulation” generally refers to intentional interference with the free market forces of supply and demand. Market manipulation has been described as a “term of art” and a short-hand description for “intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.”9 Any action undertaken for the purpose of affecting price or trading activity for the purpose of profit is potentially the basis for a market manipulation claim. All such actions and devices, whether for an Employee’s personal benefit or to benefit others (including Advisory Clients), are - when entered into with manipulative intent – prohibited by Bardin Hill.

Section 9(a)(2) of the Exchange Act prohibits all “manipulative transactions” in securities listed on a national exchange and was promulgated to outlaw “every . . . device used to persuade the public that activity in a security is the reflection of a genuine demand instead of a mirage.” The broad language of this section captures a wide range of activities, some of which are described in examples below, engaged in for the purpose of influencing the market price or reported trading volume of a security.

Because manipulation of the markets is an expansive concept that embodies a wide range of conduct prohibited by federal laws and regulations, this Compliance Manual endeavors to set forth some of the basic legal prohibitions below, along with common examples of manipulative conduct violating those prohibitions:

9	Ernst & Ernst v. Hochfelder, 425 U.S. 185, 199 (1975).

a.	Wash Sales, Matched Orders

A “wash sale” occurs when one enters into (or purports to enter into) transactions that give the appearance that purchases and sales have been made, all without incurring market risk or changing a trader’s market position and – therefore – causing both sides of the trade to “wash out” the other. In a wash sale, no actual change in beneficial ownership takes place, as the trade is between accounts that are owned by the same person or persons. Section 9(a)(1) of the Exchange Act prohibits “wash sales” as well as “matched orders” (when the two sides of a trade enter into a pre-arrangement to enter buy and sell orders for the same security at substantially the same time for substantially the same price and at substantially the same quantity, which results in activity, but no actual price movement) on a national exchange.

b.	Touting, Tipster Sheets and Other Deceptive Inducements to Trade; Price Fixing

Sections 9(a)(3), (4) and (5) of the Exchange Act cover inducements to trade a security listed on a national exchange or a security-based swap agreement with respect to such security that are either false or contain material misstatements or omissions. They prohibit a recommendation to purchase or sell where the recommender fails to disclose his or her personal interest or the interest of the entity that he or she represents in the subject security, or makes misleading statements with respect to price predictions or other information regarding the subject security. Included within this prohibition is the spreading of false rumors for the purpose of influencing the price of the subject security. The applicable provisions are summarized below:

•

Section 9(a)(3) prohibits the circulation or dissemination of price predictions by securities dealers, brokers, and others engaged in the purchase or sale of the subject security for the purpose of raising or depressing the price of the subject security.

•

Section 9(a)(4) prohibits securities dealers, brokers, and others engaged in the purchase or sale of the subject security from inducing the purchase or sale of the security by making any false or misleading statement with respect to any material fact which the person knew or had reasonable grounds to believe was false or misleading.

•

Section 9(a)(5) addresses “touting” and prohibits the circulation of price predictions in exchange for consideration received, directly or indirectly, from a securities dealer, broker, or other person or entity engaged in the purchase or sale of the subject security for the purpose of raising or depressing the price of the subject security. Touting normally covers so-called “pump and dump” schemes, where price predictions are used to run up the stock price, as the touter or the person or entity that paid the touter sells for a profit.

c.	Price Fixing

Section 9(a)(6) of the Exchange Act prohibits effecting any series of transactions for the purchase and/or sale of any security registered on a national securities exchange for the purpose of pegging, fixing, or stabilizing the price of such security in violation of any other applicable SEC rules or regulations.

d.	Examples of Manipulative Behavior

In addition to the foregoing, common examples of other manipulative behaviors include the following:

•	False Rumors. The spreading of false rumors for the purpose of affecting market prices.

•	Cross Trading and Circular Trading. Trading between accounts or cycling shares through multiple accounts for the sole purpose of creating artificial trading volume or artificial price movement.

•

Cornering the Market, Domination and Control of the Market. Any practice designed to corner/control the market followed by the exercise of such control to gain an advantage over other market participants.

•	Free Riding. Buying with the intention of paying/settling only if the price rises between trade date and settlement date.

•

Front Running. Trading while aware of non-public information about an imminent block transaction that is likely to affect the price of the security (e.g., an adviser selling or buying a stock for its own account before executing a large trade in the same security for a client).

•	Marking the Close. Inducing trading activity around the time of market close for the purpose of affecting the actual closing price of a security.

•	Painting the Tape. Creating a false appearance of trading activity/interest in a particular security through a series of transactions initiated by the manipulator.

•	Parking or Warehousing. Transferring shares to another account and holding them there to take shares off the market to reduce the supply, or to conceal the identity of the true owner.

•	Short Squeezes. Unlawful techniques designed to drive up stock prices to force short sellers to purchase stocks at inflated prices to cover their short sales.

The above are examples of manipulative behavior (and are prohibited under Bardin Hill’s policies), but this list should not be considered exhaustive. Any action, undertaken for the purpose of affecting stock price and/or trading activity for the purpose of profit, is potentially the basis for a market manipulation claim.

Questions as to whether a particular activity or proposed activity would be viewed as market manipulation should be directed to the Chief Compliance Officer.

e.	Securities Act and Exchange Act Anti-Fraud Provisions

Many of the practices prohibited by Section 9(a) of the Exchange Act also have been found to violate Section 10(b) of that act, which makes unlawful “any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the SEC may prescribe as necessary” and extends to all securities, not just securities listed on a national exchange. In addition, Section 17(a) of the Securities Act of 1933, which prohibits the use of “devices, schemes or artifices to defraud” in the offer or sale of securities, which is also not limited to securities listed on a national exchange, has been applied to instances of market manipulation.

F.	Reporting Requirement – Restricted List

1.	Obtaining Approval for Receiving Nonpublic Information

All Bardin Hill investment professionals are “public” employees or traders (each, a “Trader”) under Bardin Hill’s Nonpublic Information Policy. Such employees, including our Traders and analysts from all of our strategies, are, unless designated by the Chief Compliance Officer, completely integrated and operate on the same side of the “Chinese Wall” under unified restricted lists, with no restrictions on communication between any of these individuals. The Chief Compliance Officer may, on a limited basis, designate individuals including those in the Legal and Compliance Department to at times operate on another side of a Chinese Wall. However, subject to the following procedures, Bardin Hill reserves the right to receive nonpublic information.

We make a careful, thoughtful, integrated decision initially about whether to receive nonpublic information concerning any particular security or bank loan or in connection with any other instance. Prior to receiving or otherwise obtaining or accessing any nonpublic information concerning any traded instrument (regardless of the source of the information), approval must be obtained from (i) the Chief Compliance Officer, General Counsel, or Deputy Chief Compliance Officer and (ii) one of the Chief Executive Officer of BHIP, the Chief Risk Officer of BHIP, or the Designated Portfolio Manager.10 11 No Employee may obtain MNPI concerning any traded instrument without such approval. Any questions as to whether nonpublic information is material or concerns any traded instrument should be directed to the Chief Compliance Officer, General Counsel, or Deputy Chief Compliance Officer. Additionally, new Employees are required to disclose to the Chief Compliance Officer all information regarding any company or other entity about which the new employee believes he or she has nonpublic information. The Chief Compliance Officer, General Counsel or Deputy Chief Compliance Officer will conduct a review of the nonpublic information and make appropriate determinations about inclusion of such information within Bardin Hill’s Public Restricted List (the “Restricted List”), or its Private Issuer Database (the “Private Issuer Database”). For Private Information Disclosure, see Exhibit D hereto.

[10]	The Designated Portfolio Manager is Pratik Desai.
[11]

Further clarification of access to such information is contained in the Bank Loan Amendment Process section of the Compliance Policies and Procedures, regarding certain individuals’ access to private information for the purpose of voting on Bank Loan Amendments.

2. Process for Placing Issuers on our Public Restricted List or our Private Issuer Database

Bardin Hill has access to non-public databases for investment research purposes. The use of these databases increases the risks of receipt of MNPI. As a result, Bardin Hill has adopted the processes below to address and mitigate the potential issues that may arise with such access.

Prior to receiving nonpublic information, including when requesting approval of a confidentiality agreement, Employees must send an email to the Chief Compliance Officer at “Compliance Group” (compliancegroup@bardinhill.com) providing answers to the following questions:

1. Do you have any reasonable, good faith basis to believe that the information you are receiving is material to any company or other entity with traded securities (including private placement securities) in any jurisdiction (each, an “Issuer”)? Please respond to this Question 1 and the following Questions 1(a) through 1(d).

a. Does the company or other entity to which the information relates have any traded securities?

b. If you answered “No” to Question 1(a), does the company or related entity have any debt instruments (including bank debt and loans) that are structured as bonds or other securities? For example, consider when responding whether any such debt instruments (which may be treated by the general marketplace as “bank debt” or “loans”) are structured as bonds.

c. Is such company or related entity affiliated with a different Issuer? For example, does it have a parent or subsidiary that is an Issuer, or is it a joint venture partner of an Issuer?

d. Is the information material to any other Issuers, including those not affiliated with the source of the information? For example, are you receiving information from an Issuer (or a non- Issuer entity) that would be material to any of its competitors or any of its acquisition targets?

2a. If you answered “Yes” to Question 1 or any subpart thereof have you obtained approval to receive the information in question from (i) either the Chief Compliance Officer, the General Counsel or the Deputy Chief Compliance Officer and (ii) one of the Chief Executive Officer of BHIP, the Chief Risk Officer of BHIP, or the Designated Portfolio Manager.

2b. If you answered “No” to Question 1 and all subparts thereof, do you have any reasonable, good faith basis to believe that within the next 12 months the company or other entity is a candidate for going public, issuing any traded securities (including high-yield debt), or being acquired by a public company or in a SPAC acquisition?

3a. Please provide all relevant complete legal names (and, for public companies, tickers) for all companies, whether public or private, to which the information is material, so we may track for internal record-keeping (and if necessary, for the Restricted List).

3b. Do any Bardin Hill funds or managed accounts currently hold positions in instruments of the Issuer(s) described in 3a or any of their affiliates?

4. Are we required to execute a confidentiality agreement in order to review the information? If so, please (i) provide the draft confidentiality agreement for review and filing and (ii) confirm that we will not stay on the “public side” of any data site (or other similar method of, or vehicle for, disclosing confidential information) related to such executed confidentiality agreement.

5. Confirm that, if the answers to any of these questions change at any point in the future, or, developments arise indicating that such answers may change arise (for example, if the company issues (or announces the issuance of) any securities, or engages (or announces its plans to engage) in any merger or acquisition discussions with a public Issuer, etc.), you will immediately notify the Chief Compliance Officer, General Counsel, or Deputy Chief Compliance Officer of any such changes.

6. Does the information you are receiving relate to claims into a bankrupt, insolvent or liquidating entity?

a. If YES to Question 6, is the information limited to the specific claim only?

b. If NO to Question 6(a), do you have any reasonable, good faith basis to believe that the information you are receiving is material to any other affiliate of the bankrupt, insolvent or liquidating entity?

In any event, upon receiving any nonpublic information concerning any trading instrument that has not already been approved pursuant to the policies and procedures outlined in this Code of Ethics, in any instance, particularly in the bank loan context, the Employee must notify the Chief Compliance Officer that nonpublic information has been received, whether the information concerns any publicly traded security, and the names of all companies (public or private) or other entities that the information concerns. The Chief Compliance Officer will then determine which companies or other entities are to be placed on, or updated in, the Restricted List, and which are to be placed on, or updated in, the Private Issuer Database.

Both of these lists are to be maintained by the Chief Compliance Officer. If the Employee has notified the Chief Compliance Officer pursuant to the above procedures of an ongoing relationship whereby the Employee will receive nonpublic information, and all relevant companies have been placed and remain on all relevant restricted lists, the Employee need not inform the Chief Compliance Officer of each instance (whether by using third party provider approved by Bardin Hill, i.e., Intralinks, or otherwise) when the Employee receives nonpublic information.

In the event that any Employee receives or otherwise obtains any nonpublic information other than in accordance with the procedures detailed herein, the Employee must immediately notify the Chief Compliance Officer, who will conduct a fact-specific analysis and determine what, if any, action will be taken.

The fact that any company is included on the Restricted List or the Private Issuer Database is confidential and should not be disclosed to anyone outside Bardin Hill.

Bardin Hill may trade in bank loan products with possession of nonpublic information with the approval of the Chief Compliance Officer and consistent with their policies and procedures.

3.	Application of the Restricted List

The following procedures apply with respect to the Restricted List:

a)

The Restricted List is maintained in Bardin Hill’s proprietary software system (the “Trading Platform”). When a new issuer or other entity is added to, or a current issuer or other entity is removed from, the Restricted List, the Legal and Compliance Department will send to all relevant Employees an email containing the change as well as the updated Restricted List. In addition, a nightly automated email alert will be generated to all relevant Employees.

b)

All Traders must review the Restricted List, which is issued electronically daily to all relevant Employees, and no Trader may process or otherwise engage in a transaction involving an instrument on the Restricted List. The Trading Platform will generate an alert to the Chief Compliance Officer if a trade is entered into the system involving a security on the Restricted List. In addition, as part of the process of monitoring and approving Personal Accounts (as defined in Bardin Hill’s Personal Trading Policy below), the Chief Compliance Officer will deny approval of any personal trade involving the securities of companies on the Restricted List. Each personal trade proposal is reviewed against the Restricted List pre-trade by the Chief Compliance Officer prior to approval.

4.	Additional Restrictions: the Watch List

In addition to the Restricted List and Private Issuer Database, which are designed to safeguard against potential improprieties as they relate to inappropriate dissemination or other misuse of MNPI, the Chief Compliance Officer, General Counsel, or Deputy Chief Compliance Officer occasionally make determinations to restrict trading in certain instruments of an issuer or other entity without restricting trading in other instruments of the same issuer or other entity. In such instances, the relevant issuer or other entity is not included on the Restricted List but rather, the trading restrictions and compliance issues concerning the relevant issuer are monitored by the Chief Compliance Officer and included in the Legal and Compliance Department records relating to the restrictions. A list of all such relevant issuers (the “Watch List”) is maintained by the Chief Compliance Officer.

G.	Access to Expert Networks

1.	Use of Third-Party Consultants

The use of paid third-party expert network consulting firms (“Expert Network Firms”) for investment-specific research is an important part of the Firm’s investment process, and also one that poses risks associated with the receipt of MNPI. The Firm has retained Gerson Lehrman Group (“GLG”) and Third Bridge as expert networks firms.

a.	GLG

Employees must first reach out to the GLG manager (the “GLG Manager”) to whom they are assigned by email or phone to request access to an Expert in a particular field.

Following execution of certain internal controls at GLG, Experts are selected and are required to complete a questionnaire developed by Bardin Hill. Certain responses flagged by the Legal and Compliance Department will place a request for communication on hold (“Hold”) until any issues have been addressed and resolved. Based on the reason for an Expert’s Hold status (or for other reasons), an Expert may be denied access, permitted access, or permitted access to an Employee, which may include the participation during the call by the Legal and Compliance Department. If the communication by the Employee is denied, no contact will be made by any Bardin Hill Employee with that Expert. Any questions by an Employee regarding the denial of communication with an Expert may be raised with the Chief Compliance Officer.

If the communication is permitted, Employees, including the Legal and Compliance Department, will receive an automated email from GLG’s research manager that will include the names, biographies, and contact details of the proffered Experts. Following investigations by GLG and the Legal and Compliance Department, automated emails with Experts’ profiles will be released to Employees who have requested a communication. Only upon receipt of the automated email referred to above is an Employee permitted to make contact with the specified Expert(s). When an Employee schedules a call with an Expert, an invitation for that communication is generated to the relevant Employee(s), the GLG Manager, GLG Expert, and certain members of the Legal and Compliance Department.

i)	MNPI Reminder

At the outset of every call with an Expert, Employees should state that Bardin Hill trades in the public markets and does not permit confidential information to be disclosed during the discussion.

ii)	Monitoring of Calls

A member of the Legal and Compliance Department and relevant Employees who have requested a call or a meeting with GLG Experts will receive a calendar invite for the call. Monitoring is conducted on a sample basis by the Legal and Compliance Department as a control against the inappropriate dissemination and use of information.

iii)	Recent/Current Public Company Employees

If Employees request contact with an Expert who has been recently or is currently employed by a public company, further controls may be required. If the individual was employed at a public company within a twelve month window, he or she will be placed on hold pending a review by the Chief Compliance Officer.

b.	Third Bridge

BHIP has retained Third Bridge as an Expert Network provider for transcript services. The Firm utilizes Third Bridge’s Forum service, a primary research product that allows Employees to listen to Third Bridge moderated interviews with experts. The product also permits Employees to download and review transcripts of interviews.

H.	Conferences

Attending broker-sponsored conferences and meetings with company management and other third parties at such conferences is also an important part of Bardin Hill’s research program. The Chief Compliance Officer will maintain a log of attendance at such conferences.

Following conferences, all one-on-one or small group meetings with public company management, directors, officers, or other insiders must be logged, as provided above in Section II.C.7: “Meetings with Public Companies.” The Chief Compliance Officer will evaluate the information shared with the Employee from an MNPI perspective.

III.	Personal Trading/Employee Investments

The policies and procedures of Bardin Hill regarding personal trading by Employees are intended to reduce the risk of unlawful trading or potential distraction and to align incentives properly.

A.	Transactions and Securities Covered

Pursuant to this Policy, Employees and their (i) spouses or registered domestic partners (excluding a spouse with a valid separation agreement or divorce decree or an unmarried cohabitant), (ii) children under the age of 21 who live with the Employee, (iii) children under the age of 18 who do not live with the Employee and/or (iv) relatives or other individuals living with the Employee or for whose support the Employee is materially responsible, including college graduates receiving material support from an Employee parent or guardian, but excluding, in all cases, college students who do not live primarily with the Employee, ((i)-(iv), collectively, “Related Persons”) are prohibited from transacting in or directing transactions (whether buying or selling or holding on a long- or short-term basis) in Covered Securities (as defined below) (such transacting or directing, “Discretionary Personal Trading”), as of the effective date of this Policy (“Policy Effective Date”)12, except to the extent described herein or otherwise authorized in writing by the Chief Compliance Officer.

Employees and Related Persons may maintain accounts holding Covered Securities acquired prior to the relevant Employee’s employment by the relevant Management Company or prior to the Policy Effective Date. Employees and Related Persons may sell out of positions in such accounts holding Covered Securities only by submitting a Personal Transaction Approval Request, in accordance with Sections C and D below, to the Chief Compliance Officer, who must first approve the proposed transaction. No liability will accrue to Bardin Hill as a result of any losses that may be incurred by such exit or liquidation.

The term “Covered Securities” refers to:

1.	debt and equity securities (including securities offered in initial public offerings and private placements, as well as real estate investment trusts (REITs));

2.	options, warrants, swaps or other derivative products; fixed-income, commodities, indices or currencies (including crypto currencies and other digital assets);

3.	futures and forward contracts;

[12]	The Policy Effective Date was November 1, 2014.

4.	personal investments in a non-Bardin Hill private partnership or other private entity that employs an investment strategy or style substantially similar to that of an Advisory Client; and

5.	all securities defined as such under the Advisers Act.

Employees and Related Persons who, in certain limited instances, obtain pre-approval of the Chief Compliance Officer to purchase a Covered Security must hold any such Covered Security for at least 30 consecutive calendar days from the date of such purchase.

The term “Covered Security” does not include the following, which are referred to as “Exempt Transactions”:

1.

bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements (where the term “high-quality short-term debt obligation” means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or that is unrated but is of comparable quality);

2.	direct obligations of the U.S. government (e.g. treasury securities);

3.	shares issued by money market funds;

4.	shares of registered open-end U.S. mutual funds and registered unit investment trusts; and

5.	direct investments in physical real estate.

For the avoidance of doubt, Employees and Related Persons may engage in Discretionary Personal Trading in Exempt Transactions.

In addition, Employees and Related Persons may engage in Discretionary Personal Trading in “Reportable Securities” (as defined below). “Reportable Securities” include:

1.	Exchange Traded Funds (ETFs);

2.	municipal bonds;

3.	shares of closed-end funds (including closed-end mutual funds);

4.	dividend reinvestment plans (DRIPs) in investments made prior to employment with Bardin Hill or prior to this Personal Trading Policy being enacted;

5.	investments in Bardin Hill vehicles (including any Registered Investment Company for which Bardin Hill acts as investment adviser);

6.	foreign unit trusts and foreign mutual funds not traded on a U.S. exchange; and

7.

investments in: (i) private partnerships or other private entities which are completely under the management of third-party investment advisers (including, without limitation, funds allocated by Bardin Hill to outside investment advisers without retaining any investment discretion) and which do not employ an investment strategy or style similar to that of an Advisory Client, or (ii) all forms of limited partnership and limited liability company interests, including interests in private investment funds, and shares of privately-held companies that are not engaged in money management, in each case that are not covered by the definition of Exempt Transactions.

Reports and information regarding any Personal Accounts (as defined below) for which an Employee or Related Person transacts in Reportable Securities must be provided as described in Section B below. Employees or Related Person may only engage in Discretionary Personal Trading with respect to Item 2 after pre-clearing their trade through PTCC. Employees or Related Persons may only engage in Discretionary Personal Trading with respect to Items 3 (solely with respect to private placements) 5 and 7 above upon pre-approval from the Chief Compliance Officer after submitting a Personal Transaction Approval Request related to such investments. Any exception to these personal trading policies and procedures must be approved by the Chief Compliance Officer. To the extent that this Policy may pose an undue burden on a Related Person (e.g., a spouse is employed in the investment management industry), the Employee should discuss the issue with the Chief Compliance Officer.

B.	Disclosure of Personal Accounts

All Employees are required to notify the relevant Management Companies of all of the following types of brokerage or similar accounts (each a “Personal Account”).

1.	Accounts in an Employee’s name;

2.	Accounts in the name of any Related Person;

3.	Accounts in which an Employee or any Related Person has a direct or indirect beneficial interest; and

4.

Accounts, to an Employee’s knowledge, (i) which an Employee or any Related Person directly or indirectly controls, or (ii) in which an Employee or Related Person has any direct or indirect beneficial ownership (whether or not such Employee or Related Person exercises management authority over such Personal Account).

A person is deemed to have beneficial ownership of a Personal Account if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from such account.

All new Employees must obtain copies of the most recent account statements for each of their Personal Accounts and complete a “Personal Account Listing Questionnaire” within the first ten days of employment and provide them to the Chief Compliance Officer. All Employees must complete a “Personal Accounts and Holdings Certification” on an annual basis. The Chief Compliance Officer must be notified of any opening or closing of a Personal Accounts during employment tenure at Bardin Hill. Employees must obtain approval from the Chief Compliance Officer prior to the opening of a new Personal Account and request from the Chief Compliance Officer a letter to the broker requesting duplicate copies of all new account documentation. Employees may only open new accounts with brokers who are willing to provide such duplicates in electronic (as opposed to hardcopy) format. For the Approved Personal Trading Broker Accounts List, see Exhibit A hereto. Bardin Hill’s authorization for the opening of any new Personal Account will take into consideration this factor. We have prepared a “Broker Notification Letter,” also known as a “407 letter,” attached as Exhibit E hereto, to facilitate this notice requirement.

C.	Third Party Discretionary Managed Accounts

Personal Accounts managed by a registered investment adviser or a broker-dealer (“Personal Managed Accounts”) may, on a case-by-case basis, be considered for an exemption by the Chief Compliance Officer from the trading restrictions and prohibitions contained in this section. Personal Managed Accounts include (i) accounts in which neither the Employee nor any other Related Person has any direct or indirect influence or control over specific investment decisions, such as in the case of a fully discretionary investment management account (where the Employee or Related Person does not exercise any direct or indirect influence or control over the person or entity exercising discretion over the account), (ii) accounts in which neither the Employee nor any Related Person has any direct or indirect influence or control and has no knowledge of the account holdings, such as a blind account or trust, and (iii) investment funds whereby all investment decisions are made by a third-party who is unrelated to either the Employee or any other Related Person.

The Chief Compliance Officer must pre-approve any arrangement whereby a Personal Managed Account is exempt from the trading restrictions and prohibitions contained in this section. In considering pre-clearance requests, the Chief Compliance Officer may request the following information (to be submitted in the manner as designated by the Chief Compliance Officer from time to time):

1.	Information about the third-party manager’s or trustee’s relationship to the Employee or Related Person;

2.

Initial and annual certifications by the Employee or Related Person and the applicable third-party manager or trustee regarding the Employee’s or Related Person’s direct or indirect influence or control over the account; and/or

3.	Reports on holdings and/or transactions made in the account.

Any Employee or Related Person that is the beneficial owner of a Personal Managed Account is prohibited from communicating with the third-party broker or manager administering the account regarding any specific investment decisions being made in the account. All Personal Managed Accounts require a written discretionary investment management agreement or similar document covering the account in order for the account to be exempt. Any securities transactions effected in an account over which an Employee or Related Person has any direct or indirect influence or control are not exempt and must comply with all of the requirements of the Code. The Chief Compliance Officer will seek a copy of the executed investment management agreement as deemed appropriate.

D.	Confirmations and Periodic Account Statements

Copies of confirmations of all personal transactions and any other information reflecting account or transactional account activity (including periodic account statements) involving Personal Accounts must be provided electronically to the vendor specified in Exhibit E (the “Vendor”), and such copies will be reviewed by the Chief Compliance Officer.

Please notify (and where applicable, arrange to have your Related Persons notify) the broker(s) or person(s) handling your Personal Account(s) to add the Vendor13 to the confirmation and account statements. This requirement applies to all Personal Accounts, including accounts with respect to which investment discretion has been granted to a third party broker or investment adviser. In addition, the Chief Compliance Officer may request duplicate confirmations and statements from the broker via a 407 letter.

Please note that all confirmations and other information relating to personal transactions will be treated as highly confidential and will be accessible only by the Vendor, the Chief Compliance Officer and other authorized personnel having a valid regulatory compliance purpose in obtaining such information.

E.	Approval Requirement

All proposed personal transactions involving Personal Accounts (other than Exempt Transactions and certain Reportable Securities that do not require pre-approval by the Chief Compliance Officer) and all proposed personal transactions involving initial public offerings or private placements of securities must be approved electronically via the Vendor by the Chief Compliance Officer prior to execution (“Personal Transaction Approval Requests”). These Personal Transaction Approval Requests will be reviewed as promptly as practicable, and a record

[13]	Compliance Science, Attn: Bardin Hill Account Manager, PO Box 1572, New York, NY 10010.

of each Personal Transaction Approval Request and response will be maintained by the Vendor. You must obtain approval for every securities transaction in a Personal Account (other than Exempt Transactions and certain Reportable Securities that do not require preapproval by the Chief Compliance Officer), even if you received approval for the original purchase or sale of the same security or had purchased or sold the securities prior to joining Bardin Hill.

Approved transactions must be submitted for execution promptly. Approval is valid only for the specific transaction described in the Personal Transaction Approval Request and for which approval is granted. If for any reason the transaction for which approval is obtained is not executed on the day approval was granted, personnel must again seek approval for the transaction prior to execution on another day with the exception of private placements.

Bardin Hill has the right to deny or withdraw approval for a personal transaction at any time. The fact that approval for a personal transaction is granted or denied is highly confidential and should not be disclosed by Employees to anyone inside or outside Bardin Hill. Employees should not engage in discussions as to the reasons for the grant or denial of approval.

F.	Duplication of Client Transactions

No Employee will effect a transaction in a Personal Account (other than a transaction in an exempt Personal Managed Account over which neither you nor any Related Person has any direct or indirect influence or control) on the day before, the same day or the day after a day (the “Three Day Rule”) when Bardin Hill is purchasing and/or selling that same security on behalf of an Advisory Client; provided, however, that (i) immediately following the liquidation of a position by Bardin Hill, Employees are permitted to transact in such security without the Three Day Rule restriction, and (ii) on a case by case basis, the Chief Compliance Officer may consider and, if appropriate, authorize a trade request in which an Employee wishes to transact within the Three Day Rule in a security of an issuer which has also been the subject of a transaction by Bardin Hill where it is determined that conflicts are not inherent (e.g., where Bardin Hill becomes a stockholder in a company and an Employee seeks to become a bondholder in the company, or vice versa). Any such Personal Account transactions occurring during this three-day blackout period that have not been so excepted will be unwound. If an Advisory Client has a pending buy or sell order in a security, any trade in the same security for a Personal Account must not be effected until all pending client orders have been fully executed or withdrawn.

G.	Violations

If Bardin Hill learns that an Employee has an undisclosed personal account for him/herself or a Related Person which he or she is obligated to report, or that, after the Policy Effective Date, an Employee has transacted, transacts, or caused transaction(s) in Covered Securities in violation of these policies and procedures, such Employee may be forced to exit or liquidate any related position, or cause such position to be exited or liquidated, immediately upon the instruction of the Chief Compliance Officer.

The foregoing violations and/or any other violations of this Policy are subject to disciplinary action, up to and including dismissal for cause.

IV.	Record Retention Policy

Section 204 of the Advisers Act requires investment advisers to keep certain “true, accurate and current” records and make available and disseminate certain reports that the SEC deems necessary or appropriate in the public interest or for the protection of investors. Rule 204- 2, as amended (“Rule 204-2”), adopted under Section 204 has the underlying purpose of protecting the investing public.

In accordance with Rule 204-2 and Rule 17j-1 under the Investment Company Act of 1940 (for which compliance with Rule 17j-1 is required solely with respect to accounts that are Registered Investment Companies), Bardin Hill will retain copies or records, as appropriate, of:

1.	The Code of Ethics;

2.	Any violations of the Code of Ethics and actions taken as a result of any such violations;

3.	Employee’s written acknowledgment of receipt of the Code of Ethics;

4.	For personal accounts:

a)	Names of Employees,

b)	Holding and transaction reports of Employees, and

c)	Records of decisions approving employee acquisition of securities in private placements; and

5.	Other books and records. For a comprehensive list of Required Books and Records, see Exhibit C.

The standard retention period required for books and records under Rule 204-2 is not less than five years from the end of the last fiscal year in which an entry on a record is made. For the first two years, records must be kept at the offices of Bardin Hill. Additionally, in accordance with the requirements of Rule 31a-2 under the 1940 Act, a Registered Investment Company is required to preserve for six years from the end of the last fiscal year in which an entry on a record is made (the first two years in an easily accessible place) all records described in Rule 31a-1(b)(1)-(4) under the 1940 Act. Because of these conflicting retention requirements, Bardin Hill will preserve all relevant records for a period of at least seven years from the time an entry on a record is made (the “Record Retention Period”). All records that are maintained electronically must be kept in a manner that allows the records to be arranged and indexed. See Exhibit C, Required Books and Records.

It is unlawful for any documents, emails, electronic documents, voicemail messages, text messages, relevant social media postings or other documents or other relevant information to any pending or potential litigation to be destroyed in anticipation, or in the midst of any federal, state, or local governmental investigation or proceeding.

Exhibits

A.	Approved Personal Trading Broker Accounts List

B.	Management Companies List

C.	Required Books and Records

D.	Private Information Disclosure

E.	Broker Notification Letter

Exhibit A

Approved Personal Trading Broker Accounts List

Employees must obtain approval from the Chief Compliance Officer prior to the opening of a new Personal Trading Account. Generally, employees may only open new accounts with brokers who are willing to provide duplicate statements in electronic (as opposed to hardcopy) format. The listing below includes brokers with whom Bardin Hill, through its vendor, Compliance Science, has established electronic data feeds. The Chief Compliance Officer may approve the opening of a new Personal Trading Account with other brokers; the listing below is meant for reference purposes only and may not be exhaustive.

Charles Schwab

Chase Investment Services Corp.

Citigroup

E*TRADE

Fidelity

Goldman Sachs (PWM)

Interactive Brokers

JP Morgan Private Bank

Merrill Lynch

Morgan Stanley (Retail)

Oppenheimer and Company

Raymond James

Scottrade

Stifel Financial

TD Ameritrade

UBS

Vanguard

Wells Fargo

Exhibit B

Management Companies List

Bardin Hill Investment Partners LP

Bardin Hill Long Duration Recoveries Management LP

Bardin Hill Loan Management LLC

Halcyon Loan Investment Management LLC

Halcyon Loan Investors LP

Halcyon Management Acquisition Company LLC

Halcyon Loan Advisors LP

Halcyon Loan Advisors 2012-1 LLC

Halcyon Loan Advisors 2012-2 LLC

Halcyon Loan Advisors 2013-1 LLC

Halcyon Loan Advisors 2013-2 LLC

Halcyon Loan Advisors 2014-1 LLC

Halcyon Loan Advisors 2014-2 LLC

Halcyon Loan Advisors 2014-3 LLC

Halcyon Loan Advisors 2015-2 LLC

Halcyon Loan Advisors 2018-1 LLC

Halcyon Loan Advisors 2018-2 LLC

Halcyon Loan Advisors A LLC

Bardin Hill Arbitrage Management LP

Bardin Hill Arbitrage IC Management LP

Bardin Hill Arbitrage UCITS Management LP

Bardin Hill Loan Advisors (UK) LLP

Exhibit C

Required Books and Records

Number	Required Record	Record Retention Period

1	A journal or journals, including cash receipts and disbursements, records, and any other records of original entry forming the basis of entries in any ledger.	Seven Years

2	General and auxiliary ledgers or other comparable records reflecting asset, liability, reserve, capital, income, and expense accounts.	Seven Years

3

A memorandum of each order given by each Management Company for the purchase or sale of any security or other instrument, of any instruction received from an Advisory Client concerning the purchase, sale, receipt or delivery of a particular security or instrument, and of any modification or cancellation of any such order or instruction. Such memoranda should identify:

•  the terms and conditions of the order (buy or sell);

•  any instruction, modification or cancellation;

•  the person connected with the investment adviser who recommended the transaction to the Advisory Client;

•  the person who placed the order;

•  the account for which the transaction was entered;

•  the date of entry;

•  the bank, broker or dealer by or through which or whom executed; and

•  orders entered into pursuant to the exercise of the investment adviser’s discretionary authority.

Seven Years

4	All check books, bank statements, cancelled checks and cash reconciliations of each Management Company.	Seven Years

5	All bills or statements (or copies), paid or unpaid, relating to each Management Company’s business, including copies of Advisory Client checks or similar evidence of payment of invoices.	Seven Years
Number	Required Record	Record Retention Period

6	All trial balances, financial statements, and internal audit working papers relating to each Management Company’s business.	Seven Years

7	Originals of all written communications received and copies of all written communications sent by each Management Company relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, including research reports if used in any investment decision-making process, (ii) any receipt, disbursement or delivery of funds, securities or other instruments, (iii) the placing or execution of any order to purchase or sell any security or other instrument, or (iv) the performance or rate of return of any or all managed accounts or securities recommendations; provided, however, (a) that Bardin Hill will not be required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for any Management Company, and (b) that if a Management Company sends any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than ten (10) persons, Bardin Hill will not be required to keep a record of the names and addresses of the persons to whom it was sent; except that if such notice, circular or advertisement is distributed to persons named on any list, the relevant Management Company will retain with the copy of such notice, circular or advertisement a memorandum describing the list and the source thereof. The term “communications” includes hard copy communications and electronic communications (including email).	Seven Years

8	A list or other record of all accounts in which the Management Company is vested with any discretionary power with respect to the funds, securities or other instruments, or transactions of any Advisory Client.	Seven Years

9	All powers of attorney and other evidences, or copies thereof, of the granting of any discretionary authority by any Advisory Client to each Management Company.	Seven Years

10	All written agreements (or copies thereof) entered into by each Management Company with any Advisory Client or otherwise relating to the business of such Management Company as an investment adviser, including but not limited to offering memoranda, side letters, and fund subscriptions.	Seven years following the termination of the agreement

11	A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that each Management Company circulates or distributes, directly or indirectly, to ten (10) or more persons, (other than persons connected with each Management Company). If such notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security or other instrument and does not state the reasons for such recommendation, a memorandum of each Management Company indicating the reasons for such recommendation must be retained.	Seven Years

12	(i) A copy of Bardin Hill’s Code of Ethics adopted and implemented that is in effect, or at any time within the past seven years was in effect; (ii) a record of any violation of the Code of Ethics, and of any action taken as a result of the violation; and (iii) a record of all written acknowledgments for each person who is currently, or within the past seven years was, a supervised person of Bardin Hill.	Seven Years

13	(i) A record of each report made by an Access Person; (ii) a record of the names of persons who are currently, or within the past seven years were, Access Persons of a Management Company; and (iii) a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities or other instruments by any Access Persons for at least seven years after the approval is granted.	Seven Years

14

(i) A copy of each brochure and brochure supplement, and each amendment or revision to the brochure and brochure supplement, that satisfies the requirements of Part 2 of Form ADV; any summary of material changes that satisfies the requirements of Part 2 of Form ADV but is not contained in the brochure; and a record of the dates that each brochure and brochure supplement, each amendment or revision thereto, and each summary of material changes not contained in a brochure that was given to any Advisory Client or to any prospective Advisory Client who subsequently becomes an Advisory Client.

(ii) Documentation describing the method used to compute managed assets for purposes of Item 4.E of Part 2A of Form ADV, if the method differs from the method used to compute regulatory assets under management in Item 5.F of Part 1A of Form ADV.

(iii) A memorandum describing any legal or disciplinary event listed in Item 9 of Part 2A or Item 3 of Part 2B (Disciplinary Information) and presumed to be material, if the event involved the Management Company or any of its supervised persons is not disclosed in the brochure or brochure supplement described in paragraph (a)(14)(i) of this section. The memorandum must explain the Management Company’s determination that the presumption of materiality is overcome, and must discuss the factors described in Item 9 of Part 2A of Form ADV or Item 3 of Part 2B of Form ADV.

Seven Years

15	All written acknowledgements of receipt obtained from Advisory Clients, and copies of the disclosure documents delivered to Advisory Clients by solicitors in connection with any fee referral arrangement.	Seven Years

16	All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all Advisory Client accounts or recommendations regarding securities or other instruments in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that any Management Company circulates or distributes, directly or indirectly, to any person (other than persons connected with Bardin Hill). For managed accounts, this requirement is satisfied by retaining all of such accounts’ statements and all worksheets necessary to demonstrate the calculation of the performance or rate of return.	Seven years from the date the performance or rate of return information was last distributed

17	(i) A copy of Bardin Hill’s policies and procedures that are in effect, or at any time within the past seven years were in effect; (ii) any records documenting Bardin Hill’s annual review of those policies and procedures conducted; (iii) a copy of any related internal control report obtained or received.	Seven Years

18	Articles of incorporation, charters, minute books, stock certificate books, and any amendments thereto, of the Management Companies and of any predecessor.	Until at least three years after termination of the enterprise

19

With respect to portfolios supervised or managed for Advisory Clients:

•  records showing separately for each such Advisory Client the securities or other instruments purchases and sold, and the date, amount and price of each such purchase and sale; and

•  information for each security or other instrument in which any such Advisory Client has a current position, information from which the investment adviser can promptly furnish the name of each such Advisory Client, and the current amount or interest of such Advisory Client.

Seven Years

21

Bardin Hill’s Proxy/Consent Policy as it may be amended from time to time; proxy or information statements (or any comparable document) received regarding Advisory Client securities or other instruments; record of votes or consents by Bardin Hill on behalf of their Advisory Clients; record of Advisory Client requests for voting information; all written correspondence from Bardin Hill to Advisory Clients in response to Advisory Client requests for voting information; any documents prepared by Bardin Hill that were material to making a decision about how to vote a proxy or consent, or that memorialized the basis for the decision.

The Chief Compliance Officer may rely upon the SEC’s EDGAR system in lieu of hard copies of the proxy or information statements (or any comparable document).

The Chief Compliance Officer may rely upon copies of proxy or information statements (or any comparable document) and records of proxy votes or consents that are maintained by a third party, provided that Bardin Hill have obtained an undertaking from the third party to provide a copy of the documents upon request.

Seven Years

22

In connection with political contributions governed by Rule 206(4)-5 under the Advisers Act (“Rule 206(4)-5”), a list or other records of:

(i) the names, titles and business and residence addresses of all covered associates of any Management Company that provides investment advisory services to a government entity, or in connection with which a government entity is an investor in any covered investment pool to which the Management Company provides investment advisory services;

(ii)  all government entities to which the Management Companies provide or have provided investment advisory services, or which are or were investors in any covered investment pool to which any Management Company provides or has provided investment advisory services, as applicable, in the past seven years;

(iii)  for any Management Company that (a) provides investment advisory services to a government entity or (b) in connection with which a government entity is an investor in any covered investment pool to which the Management Company provides investment advisory services, all direct or indirect contributions made by each such Management Company or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee; provided that each record relating to such contributions and payments must be listed in chronological order and indicate (w) the name and title of each contributor, (x) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (y) the amount and date of each contribution or payment, and (z) whether any such contribution was the subject of an exception for certain returned contributions under the applicable exemption for certain new covered associates; and

(iv) the name and business address of each regulated person to whom the Management Companies provide or agree to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf in accordance with Rule 206(4)-5(b)(2).

For purposes of this Section 22, the terms “contribution,” “covered associate,” “covered investment pool,” “government entity,” “official,” “payment,” “regulated person,” and “solicit” have the same meanings as set forth in Rule 206(4)-5.

Seven Years

23	Records of quarterly reviews of personal accounts records.	Seven Years

24	Statements, including foreign currency statements, received from broker-dealers or other counterparties.	Seven Years

25	Disclosure reports filed in connection with Sections 13F, 13G, or other regulatory filings with the SEC or foreign jurisdictions.	Seven Years

26	Records of the quarterly meetings of the Broker Review Committee, including any materials distributed at meetings and the Best Execution Worksheets considered during the meeting.	Seven Years

27	Records of the meetings of the Valuation Committee.	Seven Years

28	Attendance records and copies of any material distributed at the Risk Management Committee meetings.	Seven Years

29	Client Complaints and responses thereto.	Seven Years

30	New Employee, Annual Employee Compliance or other Certifications required by the Compliance Group.	Seven Years

31	Other books or records required to be maintained in compliance with applicable laws.	Applicable period under relevant law

Exhibit D

Private Information Disclosure

Provide information below regarding any company about which you believe you may have nonpublic information (add additional pages as needed). For guidance regarding whether information is nonpublic, please see Section II.C.5 of the Code of Ethics: “Protection of Material Nonpublic Information: Information Presumed to be “Nonpublic,” or consult with the Chief Compliance Officer.14

Name:

Description of Information Received:

Last Date Information Accessed:

Name:

Description of Information Received:

Last Date Information Accessed:

Name:

Description of Information Received:

Last Date Information Accessed:

[14]	Add additional pages if necessary.

Name:

Description of Information Received:

Last Date Information Accessed:

Signature:

Name:

Title:

Date:

Exhibit E

Broker Notification Letter

[Date]

[Broker name]

[Broker address]

To Whom It May Concern:

I am write regarding                                                          ‘s account with your firm. Partners and employees of Bardin Hill Capital Management LP and its affiliated management companies (together, “Bardin Hill”), are required, pursuant to Bardin Hill’s Code of Ethics, to provide Bardin Hill with information related to certain securities trading accounts. Specifically, all Bardin Hill partners and employees are responsible for ensuring that all of their personal trading records and those of the members of their immediate families and personal households and other related persons are provided to Bardin Hill.

Accordingly, we request that you provide to Bardin Hill’s vendor Compliance Science,1 electronic data feeds of any and all periodic account statements, transaction confirmations, and any other information or documents reflecting account or transactional activity, in the following account:

Account Number:

i/n/o:

For any accounts opened by                                                       or         his/her Related Persons (as identified in Bardin Hill’s Code of Ethics) in the future, we also request that your firm provides Compliance Science with duplicate copies of the opening account documentation as well as the relevant records, as set forth above.

Finally, we request that you send the requested documentation directly to:

Jon Donaldson; (212)327-1533 ext. 121

JDonaldson@compliancescience.com

Attn: Compliance Science, PO Box 1572, New York, NY 10010

[1]	Compliance Science is an independent portfolio compliance monitoring service

Please do not hesitate to contact me if you have any questions.

Truly yours,

Suzanne McDermott Chief Compliance Officer (212) 303-9498; smcdermott@bardinhill.com

By signing below, I authorize the release of the information request above.

[Name of Employee]

Signature